Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-10546) of Westpac Banking Corporation of our reports dated 3 November 2005 relating to the financial statements, which appear in this Form 20-F.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers

Sydney, Australia

2 November 2005